Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Plan Administrator
Community Shores Bank 401(k) Plan
We consent to the incorporation by reference in the Registration Statement (No. 333-89655) on Form S-8 of Community Shores Bank, of our report dated June 28, 2010, with respect to the statements of net assets available for benefits of Community Shores Bank 401(k) Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2009 supplemental schedule of assets (held at end of year), which report appears in the December 31, 2009 annual report on Form 11-K of Community Shores Bank 401(k) Plan.
/s/ REHMANN ROBSON, P.C.
REHMANN ROBSON, P.C.
Grand Rapids, Michigan
June 28, 2010